EXHIBIT 11.1

HEMPTOWN CLOTHING INC.
JUNE 30, 2003


SHARES ISSUED CONTINUITY SCHEDULE
--------------------------------------


Total Shares Outstanding at December 31, 2002               11,634,535


Stock Options Exercised on March 22, 2003                       80,000

                                                          ------------
Total Shares Outstanding at June 30, 2003                   11,714,535
                                                          ============



SIX MONTH EARNINGS PER SHARE CALCULATION
----------------------------------------

                                          # Days O/S
Shares outstanding at beginning of period    181            11,634,535


Shares issued during the period   80,000     100                44,199

                                                          ------------
Six Month Weighted Average                                  11,678,734
                                                          ============


Loss for the Six Month Period                                ($279,718)


EARNINGS PER SHARE FOR THE SIX MONTH PERIOD                     ($0.02) *
                                                          ============



Q2 EARNINGS PER SHARE CALCULATION
--------------------------------------

Shares outstanding at March 31, 2003                        11,714,535


Shares issued during the period                                    -

                                                          ------------
Q2 Weighted Average                                         11,714,535
                                                          ------------

Loss for Q2                                                  ($131,952)


EARNINGS PER SHARE FOR Q2                                       ($0.01) *
                                                          ============



* All outstanding options and warrants are anti-dilutive, and consequently, fully diluted EPS is equal to Basic EPS."